Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of January 22, 2019 and effective as of 10:52 A.M. Eastern Standard Time on such date, is entered into by and among Gastar Exploration Inc., a Delaware corporation (“Gastar”), Gastar Topco Holdings LLC, a Delaware limited liability company (“Topco”), and Gastar Merger Sub LLC, a Delaware limited liability company (“Merger Sub”).  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, this Agreement is being entered into in connection, and substantially concurrently, with (i) the consummation of the Restructuring Transactions contemplated by that certain prepackaged plan of reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas under the caption In re Gastar Exploration Inc., et al, Case No. 18-18-36057 and the confirmation order (the “Confirmation Order”) confirming the Plan and (ii) that certain Omnibus Restructuring Agreement by and among Gastar Exploration Inc. and the other parties signatory thereto, dated as of January 22, 2019 (the “Restructuring Agreement”);

WHEREAS, this Agreement has been duly adopted in accordance with Sections 264(c) and 303 of the Delaware General Corporation Law (as amended, the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (as amended, the “DLLCA”);

WHEREAS, Topco is the sole owner of 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, pursuant to the transactions contemplated by this Agreement, the Plan and the Confirmation Order (and on the terms and subject to the conditions set forth in this Agreement, the Plan and the Confirmation Order), Merger Sub, in accordance with the DGCL and the DLLCA, will merge (the “Merger”) with and into Gastar at the Effective Time (as defined below), with Gastar as the surviving corporation (the “Surviving Corporation”), and each share of Gastar’s existing common stock, $0.001 par value per share, Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Gastar Shares”) will automatically be canceled and retired and will cease to exist; and

WHEREAS, pursuant to and as a result of the Merger, (i) all Gastar Shares shall be converted into the right to receive equivalently denominated units in Topco (the “Units”), which Units shall be received by the existing holders (the “Existing Holders”) of the Gastar Shares and shall represent all of the limited liability company interests in Topco as of immediately following the Effective Time, (ii) all of the outstanding capital stock in Merger Sub shall be converted into the right to receive 100% of the common stock, par value $0.001 per share (the “Surviving Corporation Common Stock”), of the Surviving Corporation, which Surviving Corporation Common Stock shall represent all of the issued and outstanding capital stock of the Surviving Corporation as of immediately following the Effective Time, and (iii) the Surviving Corporation shall become a direct, wholly-owned subsidiary of Topco.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Plan and the Confirmation Order and in accordance with Section 264(c) of the DGCL and Section 18-209 of the DLLCA, Merger Sub shall be merged with and into Gastar at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Gastar shall continue as the Surviving Corporation. The effects and consequences of the Merger shall be as set forth in this Agreement, the DGCL and the DLLCA.  After giving effect to the Merger, the Existing Holders shall hold 100% of the issued and outstanding Units.

2.Effective Time.

(a)Subject to the provisions of this Agreement, the Plan and the Confirmation Order, on the Effective Date at or about 10:52 A.M. Eastern Standard Time, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) complying with Section 264(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

(b)The Merger shall have the effects set forth in the DGCL and the DLLCA, including without limitation, Section 259 of the DGCL and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in Gastar, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of Gastar, as the Surviving Corporation.

3.Organizational Documents. The by-laws of Gastar in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation of Gastar in effect at the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

4.Directors and Officers. The directors and officers of Gastar immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL.

5.Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Gastar, Topco or Merger Sub:

(a)each issued and outstanding membership interest in Merger Sub immediately prior to the Effective Time shall be converted into the right to receive  one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock;

(b)each issued and outstanding Gastar Share immediately prior to the Effective Time shall be converted into the right to receive one validly issued, equivalently denominated Unit;

(c)each Gastar Share that is owned by Gastar (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

(d)in exchange for the right to receive the Units, each Gastar Share issued and outstanding immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist.

6.Tax Treatment. The parties intend that the Merger, taken together with the subsequent conversion of the Surviving Corporation into a limited liability company, will be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and will so report for all purposes.

7.Further Assurances. The parties agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the Plan and transactions contemplated hereby and thereby.

8.Entire Agreement. Except as provided in the Plan or the Confirmation Order, this Agreement together with the Certificate of Merger and the Restructuring Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

9.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.No Third-Party Beneficiaries. Except as provided in the Plan or the Confirmation Order, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this

Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each party to this Agreement agrees that it shall bring any action or proceeding in respect of or arising out of or related to this Agreement in the Bankruptcy Court (the “Chosen Courts”). Solely in connection with claims arising under this Agreement, each party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement or constitutional authority to finally adjudicate the matter.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Gastar Exploration Inc.
By: /s/ Michael A. Gerlich___ Name: Michael A. Gerlich Title: Senior Vice President, Chief Financial Officer and Secretary
GASTAR TOPCO HOLDINGS LLC
By: /s/ Michael A. Gerlich___ Name: Michael A. Gerlich Title: Senior Vice President, Chief Financial Officer and Secretary

GASTAR MERGER SUB LLC
By: /s/ Michael A. Gerlich___ Name: Michael A. Gerlich Title: Senior Vice President, Chief Financial Officer and Secretary

[Signature Page to Merger Agreement]